Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT: Randy Lieble (715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES GRANT THORNTON’S DENIAL OF REQUEST TO REINSTATE AUDIT REPORTS FOR 2005, 2004, AND 2003

Eau Claire, Wisconsin (June 5, 2007) -- National Presto Industries, Inc. (NYSE: NPK) announced that the reaudits of fiscal years, 2003, 2004, and 2005 and the balance sheet for 2002 would proceed as a result of Grant Thornton’s denial of its request for reinstatement of its audit reports for fiscal years ended December 31, 2003, 2004, and 2005.

Maryjo Cohen, President of National Presto Industries, Inc. stated, “As a result of the Seventh Circuit Court of Appeals decision on May 15, 2007, in which the court ruled that the Company is not and never has been an investment company, the Company had asked Grant Thornton to reinstate its reports for the years 2003, 2004, and 2005. Those reports had been withdrawn as a result of the controversy surrounding the SEC’s staff’s mandate that an investment company footnote be inserted into the company’s financial statements for the year ended December 31, 2005. Given the court’s decision, we believed it was clear that the footnote was neither appropriate nor required, and we had expected Grant Thornton to reinstate its opinion. Had it done so, the filing process would have been expedited and we would have saved substantial audit fees.

Unfortunately, Grant Thornton has advised us that it will not reinstate its opinions. No explanation for its decision has been given, although we certainly requested one. Representatives of Grant Thornton informed us that our request was reviewed under its internal client acceptance process. It is firm policy under that process to communicate no information justifying a decision. Needless to say, the decision is both surprising and extremely disappointing.”

The Company’s new auditor, Virchow Krause, which had suspended its re-auditing of the prior years pending Grant Thornton’s decision, has resumed those audits. The Company believes that the re-audit process will be completed in adequate time to enable it to meet the New York Stock Exchange’s extended filing deadline. The delays incumbent upon the reauditing process have also served to delay the filing of the quarterly reports for 2007.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuses, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release may contain “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.